Exhibit 10.3
AMENDMENT TO EMPLOYMENT AGREEMENT
     WHEREAS LADENBURG THALMANN FINANCIAL SERVICES INC. (formerly known as GBI Capital Management Corp.) (“LTFS”) and LADENBURG CAPITAL MANAGEMENT INC. (formerly known as GBI Capital Partners Inc.) (“LCMI”) and MARK ZEITCHICK (the “Executive”) have entered into an EMPLOYMENT AGREEMENT, dated as of August 24, 1999 (“Original Agreement”), a first amendment to the Agreement dated February 8, 2001, a letter amendment dated February 8, 2001, a letter amendment dated May 7,2001, a second amendment dated August 30, 2001 (dated August 31, 2001 in the Form 8-K/A filed on September 10, 2001 by LTFS, as hereafter defined), a letter amendment dated October 10, 2002, an amendment in December 2003, and an August 5, 2004 amendment (together, the “Amended Agreement”); and
WHEREAS the parties desire to enter into a further amendment;
          NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows (“this Agreement”):
     1. Term of Employment. The term of the Executive’s employment under this Agreement shall be through December 31, 2006 (the “Initial Term”) and shall automatically renew for one year terms (as so renewed, the “Term”) unless any party provides notice in writing, at least 30 days prior to the end of the Initial Term or any renewal thereof to the other parties of its/his intention not to renew.
     2. Duties of Employment. The Executive hereby agrees that, effective September 1, 2006, he will serve as Executive Vice President of LTFS and the Chief Executive Officer and President of Ladenburg Thalmann & Co. Inc. (“LTCI”), a wholly owned subsidiary of LTFS.
     3. Compensation and Other Benefits.
     3.1 The Executive will receive compensation as follows: (a) Effective September 1, 2006, the full base compensation for services to be rendered by the Executive hereunder (including Executive’s service as an LTFS director) that LTCI shall pay to the Executive shall be a base salary (gross pretax) at an annual rate of $250,000.00, in accordance with usual payroll practices for executives (“Base Salary”); and (b) On a monthly basis Executive will receive a payout on all of Executive’s retail brokerage production in accordance with standard LTCI procedures on terms no less favorable than those currently in effect as of the date of this Agreement, but in no event less than 50%. LTCI shall withhold or cause to be withheld from the Base Salary and other amounts hereunder all taxes and other amounts as are required by law to be withheld in its customary manner.
     3.2 Bonus. Executive shall be entitled to such annual discretionary bonuses as LTFS’ Board of Directors or its Compensation Committee, in its discretion, deems appropriate.
     3.3 Participation in Insurance and Other Plans. Section 5(A) of the Original Agreement, as amended in the Amended Agreement, is deleted in its entirety. The Company shall pay for all premiums necessary to maintain medical insurance for the Executive and his family, providing coverage no less extensive than those in effect on the date hereof, and pay for any required deductibles under such insurance, during the Term and for the earlier of (i) two years thereafter or (ii) until Executive receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer. In addition, Executive and his family shall be entitled to participate, on terms no less beneficial than those afforded to other executives of the Company at the applicable date, in such other benefits as may be extended to active employees of LTFS and/or LTCI and their families including but not limited to pension, retirement, profit-sharing, 401(k), stock option, bonus and incentive plans, group insurance, hospitalization, medical or other benefits made available by the Company to its employees and/or its executives generally. During the Term, the Executive shall be promptly reimbursed, up to a maximum of $20,000 per year, for all out-of-pocket expenses, including expenses for spouse and children, not reimbursed under the LTCI health insurance plan.

     3.4 Office. During the Term, the Executive shall be provided with a private office at the Company’s Miami, Florida or Boca Raton, Florida branch office.
     3.5 Indemnification. Both (a) the existing Indemnification Agreement entered into on February 7, 2001 in favor of the Executive (copy annexed) and (b) Section 5(C) and 8 of the Original Agreement as amended in the Amended Agreement in favor of the Executive, and any and all other indemnification provisions provided in the Amended Agreement in favor of the Executive (together, “the Indemnification Agreements”) shall remain in effect as joint and several obligations of LTFS, LTCI and LCMI.
     3.6 Amenities. During the Term, the Executive shall be provided at LTCI’s expense with a desktop computer, and market data service; LTCI shall pay Executive’s applicable securities registration and licensing costs.
     4. Confidentiality, Etc.
INTENTIONALLY OMITTED.
     5. Termination.
     5.1 If this Agreement is terminated for any reason, the Company shall be obligated to pay to the Executive, within 30 days of such termination, all sums due to Executive under the Amended Agreement, as amended hereby, to the extent they have not yet been paid, without offset or deduction other than required withholding amounts.

     5.2 In the event of the Executive’s death during the Term, this Agreement shall be terminated, except that the Company shall pay to the Executive’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death (which may extend beyond the Term), to the extent not already paid: (1) the Compensation and other payments due under the Amended Agreement, as amended hereby, if any, to the extent not already paid; and (2) benefits under sections 3.3 of this Agreement.
     5.3 For the avoidance of doubt, the following provisions of this Agreement shall survive the termination of Executive’s employment for any reason: Sections 3.1, 3.2, 3.3, 3.4, 4, 5 and 7.
     6. Non-Assignment. This Agreement and all of the Executive’s rights and obligations hereunder are personal to the Executive and shall not be assignable; provided, however, that upon his death all of the Executive’s rights to cash payments under this Agreement shall inure to the benefit of his widow, personal representatives, designees or other legal representatives, as the case may be. Any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise may assume by contract or operation of law the obligations of the Company hereunder, provided, however, that the Company shall, notwithstanding such assumption, remain liable and responsible for the fulfillment of its obligations under this Agreement. This Agreement shall be binding upon the parties, their successors, heirs, administrators and permitted assigns.
     7. Guaranty. LTFS, LTCI and LCMI shall be jointly and severally responsible for and guarantee the obligations hereunder of LTCI and LCMI.
     8. Other Provisions.
     8.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:
(i) if to the Company, to:
Ladenburg Thalmann & Co. Inc.
153 East 53rd Street, 49th floor
New York, NY 10022
Attention: Joseph Giovanniello, Jr.
(ii) if to the Executive, to;
Mr. Mark Zeitchick
961 Hyacinth Drive
Del Ray Beach, Florida 33483
Any party may change its address for notice hereunder by written notice to the other party hereto.
     8.2 Entire Agreement. Except as expressly herein amended, all other provisions of the Amended Agreement shall remain in full force and effect. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, warranties and agreements, written or oral, with respect thereto.
     8.3 Waivers and Agreements. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to its principle of conflicts of law.
     8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.
     8.6 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     IN WITNESS WHEREOF, this Agreement is effective as of September 1, 2006.

Ladenburg Thalmann Financial Services Inc.
By:	/s/ Joseph Giovanniello

Ladenburg Thalmann & Co. Inc

By:	/s/ Joseph Giovanniello

Ladenburg Capital Management Inc.

By:	/s/ Joseph Giovanniello

/s/ Mark Zeitchick
MARK ZEITCHICK